Exhibit (a)(1)

STATE of DELAWARE

CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

• First:	The name of the statutory trust is: Stone Ridge Longevity Risk Premium Fixed Income Trust 75M.

• Second:

The address of the registered office of the Trust in the State of Delaware and the name and address of the registered agent for service of process in the State of Delaware at such registered office is:

Corporation Service Company

251 Little Falls Drive

Wilmington, Delaware 19808

• Third:

The Trust is or will become, prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended. (15 U.S.C. §§ 80-a-l et seq.).

• Fourth:

The Agreement and Declaration of Trust relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust which series are divisible into any number of classes representing interest in the assets belonging to that series. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separate (directly or indirectly, including through a nominee or otherwise) from the assets of the Trust generally or of any other series. As provided in the Agreement and Declaration of Trust, all debts, obligations, expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series thereof, and, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.”

IN WITNESS WHEREOF, the sole Trustee of the Trust named below does hereby execute this Certificate of Trust as of the 10th day of February, 2020.

By:	/s/ Lauren D. Macioce
Name: Lauren D. Macioce
Title: Trustee